Exhibit 21

FTE Networks, Inc. Subsidiary List

Focus Venture Partners, Inc.

BESG Ireland, Ltd.

UBIQ Communications, LLC

FTE Holdings, LLC
FTE Wireless, LLC

FTE Network Services, LLC
Optos Capital Partners, LLC
Jus-Com Inc.

Focus-Fiber Solutions, LLC

ID Consulting Solutions, LLC